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                                                                                                         Exhibit 11


                         COMPUTATION OF PER SHARE DATA
                                  (Unaudited)
                                                              Nine Months Ended               Three Months Ended
                                                          ------------------------       -------------------------
                                                          June 29,       July 1,         June 29,           July 1,
                                                            1996           1995            1996              1995
                                                          -------        --------        --------          --------
Net income (loss)                                      $(3,868,000)    $ 1,792,000     $(2,930,000)       $(743,000)
                                                         =========       =========       =========          =======

Primary:
Weighted average number of common
  common shares outstanding                             18,232,457      15,219,969      18,338,904       16,315,999

Shares issuable upon conversion of  Series A
  Convertible Preferred Stock/a/                               -          1,066,465            -           1,066,465

Shares issuable upon exercise of dilutive stock
  options and warrants - net of shares assumed to
  be repurchased (at the average market price for
  the period) from exercise proceeds                       220,441         497,968         166,449             -
                                                           -------         -------         -------       ----------
Shares used for computation                             18,452,898      16,784,402      18,505,353       17,382,464
                                                        ==========      ==========      ==========       ==========


Net income (loss) per share of common stock                  $(.21)           $.11           $(.16)           $(.04)
                                                               ===             ===             ===              ===

Assuming full dilution:
Weighted average number of common shares
  outstanding                                           18,232,457      15,219,969      18,338,904       16,315,999

Shares issuable upon conversion of Series A
  Convertible Preferred Stock/a/                              -          1,066,465            -           1,066,465

Shares issuable upon exercise of dilutive stock
  options and warrants - net of shares assumed to be
  repurchased (at the higher of period-end market
  price or the average market price for the period)
  from exercise proceeds                                   220,441         563,580         166,449             -
                                                           -------         -------         -------       ----------

Shares used for computation                             18,452,898      16,850,014      18,505,353       17,382,464
                                                        ==========      ==========      ==========       ==========

Net income (loss) per share of common stock                  $(.21)           $.11           $(.16)           $(.04)
                                                               ===             ===             ===              ===
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 /a/Assumes mandatory conversion of preferred shares on July 31, 1995 to 1.1 share of common stock.
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